CALCULATION OF FILING FEE TABLES

Form S-8

8x8, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Other	11,600,000(3)	$5.25	$60,900,000	.0000927	$5,645
Total Offering Amounts					$60,900,000		$5,645
Total Fee Offsets							$0
Net Fee Due							$5,645

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock), of 8x8, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on July 11, 2022.
(3) Represents 8,000,000 shares of Common Stock initially authorized for issuance pursuant to the 8x8, Inc. 2022 Equity Incentive Plan approved by the Registrant’s stockholders on July 12, 2022, and 3,600,000 shares of Common Stock added to the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan pursuant to a share reserve increase approved by the Registrant’s stockholders on July 12, 2022.